NEWS RELEASE


FOR IMMEDIATE RELEASE:                                          August 26, 1996

Carlisle, PA                     Waynesboro, PA
Chambersburg, PA                 Williamsport, PA
Hanover, PA

Financial Trust Corp (FITC - PA) has announced plans to repurchase up to 250,000 shares, or approximately 3%, of the company's 8.54 million shares of outstanding common stock. The repurchases will be made from time to time on the open market or through privately negotiated transactions. The timing of any such repurchases will be based upon management's assessment of the company's liquidity, the market price of Financial Trust stock compared to management's assessment of the stock's underlying value and regulatory, accounting and other factors. The company will use the repurchased shares for its dividend reinvestment plan, employee stock purchase plan and various stock option plans, in addition to other general corporate purposes.